Exhibit 99.1

       UNITED STATES STEEL CORPORATION REPORTS 2006 FIRST QUARTER RESULTS

    PITTSBURGH, April 25 /PRNewswire-FirstCall/ --

                               Earnings Highlights

(Dollars in millions, except per share
amounts)                                       1Q 2006        4Q 2005        1Q 2005
-----------------------------------------    ------------   ------------   ------------
Net sales                                    $      3,728   $      3,470   $      3,787

Segment income (loss) from operations
   Flat-rolled Products                      $        127   $         36   $        335
   U. S. Steel Europe                                 125            112            220
   Tubular Products                                   177            149            122
   Other Businesses                                    --             16            (17)
Total segment income from operations         $        429   $        313   $        660
Retiree benefit expenses                              (55)           (59)           (83)
Other items not allocated to segments                  (5)           (32)            71
Income from operations                       $        369   $        222   $        648

Net interest and other financial costs                 16             14             25
Income tax provision                                   90             90            156

Net income                                   $        256   $        109   $        459
   - Per basic share                         $       2.31   $       0.94   $       3.98
   - Per diluted share                       $       2.04   $       0.85   $       3.51

    United States Steel Corporation (NYSE: X) reported first quarter 2006 net income of $256 million, or $2.04 per diluted share, compared to fourth quarter 2005 net income of $109 million, or $0.85 per diluted share, and first quarter 2005 net income of $459 million, or $3.51 per diluted share.

    Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "We had a strong first quarter with results significantly improved from the previous quarter, reflecting robust demand and continued firm prices across all business units. Tubular reported another outstanding quarter with operating income of $177 million, a record for this segment."

    The company reported first quarter 2006 income from operations of $369 million, compared with income from operations of $222 million in the fourth quarter of 2005 and $648 million in the first quarter of 2005.

    Other items not allocated to segments in the first quarter of 2006 consisted of an asset impairment charge, which reduced net income by $5 million or 4 cents per diluted share. Results in fourth quarter 2005 included an income tax charge of $16 million related to the repatriation of foreign earnings. This charge and other items not allocated to segments reduced fourth quarter 2005 net income by $39 million, or 30 cents per diluted share. Other items not allocated to segments increased first quarter 2005 net income by $58 million, or 45 cents per diluted share.

    No shares of common stock were repurchased during the first quarter of 2006.

    Reportable Segments and Other Businesses

    Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $429 million, or $80 per ton, in the first quarter of 2006, compared with $313 million, or $63 per ton, in the fourth quarter of 2005 and $660 million, or $129 per ton, in the first quarter of 2005.

    First quarter 2006 segment results improved from fourth quarter 2005 as shipments and prices increased for Flat-rolled and Tubular. Flat-rolled also benefited from lower natural gas costs and reduced outage costs as the Gary No. 14 blast furnace started up successfully during the first quarter and has been running well. U. S. Steel Europe (USSE) also reported increased segment income on higher shipment volumes. Results for Other Businesses declined mainly due to seasonal effects at iron ore operations in Minnesota.

    Outlook

    Looking ahead to the second quarter, Surma said, "We are entering the quarter with good momentum and we expect strong results as demand in key markets remains firm and our people and facilities are performing well."

    We expect second quarter Flat-rolled results to improve from the first quarter as shipment volumes continue to increase and average prices and costs remain comparable to first quarter levels.

    For USSE, we expect improvements in second quarter shipments to be partially offset by higher costs, while average prices should be comparable to first quarter levels.

    Prices and shipments for Tubular in second quarter 2006 are expected to be lower than first quarter levels as shipments and product mix will be negatively affected by planned maintenance outages at our tubular operations.

    Second quarter 2006 results for Other Businesses should improve as a result of normal seasonal effects at iron ore operations in Minnesota.

    This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices and usage; raw materials and transportation availability and prices; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10- K of U. S. Steel for the year ended December 31, 2005, and in subsequent filings for U. S. Steel.

    A Statement of Operations (Unaudited), Other Financial Data (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

    The company will conduct a conference call on first quarter earnings on Tuesday, April 25, at 3 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at www.ussteel.com.

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                       -----------------------------------

                                                                   Quarter Ended
                                                     ------------------------------------------
                                                       March 31       Dec. 31        March 31
(Dollars in millions)                                    2006           2005           2005
--------------------------------------------------   ------------   ------------   ------------
NET SALES                                            $      3,728   $      3,470   $      3,787

OPERATING EXPENSES (INCOME):
  Cost of sales (excludes items shown below)                3,098          2,983          2,903
  Selling, general and administrative expenses                158            183            157
  Depreciation, depletion and amortization                    112             92             98
  Income from investees                                        (7)            (2)           (13)
  Net gains on disposal of assets                              (1)            (4)            (4)
  Other income, net                                            (1)            (4)            (2)
                                                     ------------   ------------   ------------
    Total operating expenses                                3,359          3,248          3,139
                                                     ------------   ------------   ------------
INCOME FROM OPERATIONS                                        369            222            648
Net interest and other financial costs                         16             14             25
                                                     ------------   ------------   ------------
INCOME BEFORE INCOME TAXES AND MINORITY
 INTERESTS                                                    353            208            623
Income tax provision                                           90             90            156
Minority interests                                              7              9              8
                                                     ------------   ------------   ------------
NET INCOME                                                    256            109            459
Dividends on preferred stock                                   (4)            (5)            (4)
                                                     ------------   ------------   ------------
NET INCOME APPLICABLE TO COMMON STOCK                $        252   $        104   $        455
                                                     ============   ============   ============

COMMON STOCK DATA:
-----------------------------------------------------------------------------------------------
Net income per share:
          - Basic                                    $       2.31   $        .94   $       3.98
          - Diluted                                  $       2.04   $        .85   $       3.51

Weighted average shares, in thousands
          - Basic                                         108,809        111,739        114,169
          - Diluted                                       125,559        128,151        130,830

Dividends paid per common share                      $        .10   $        .10   $        .08

                         UNITED STATES STEEL CORPORATION
                        OTHER FINANCIAL DATA (Unaudited)
                        --------------------------------

                                                                 Quarter Ended
                                                                   March 31
                                                          ---------------------------
Cash Flow Data                (In millions)                   2006           2005
-------------------------------------------------------   ------------   ------------
Cash provided by operating activities:
   Net income                                             $        256   $        459
   Depreciation, depletion and amortization                        112             98
   Pensions and other postretirement benefits                       (9)          (113)
   Property tax settlement gain                                      -            (95)
   Working capital changes                                        (158)          (165)
   Other operating activities                                       27            112
                                                          ------------   ------------
      Total                                                        228            296
                                                          ------------   ------------
Cash used in investing activities:
   Capital expenditures                                           (127)          (122)
   Disposal of assets                                                4              3
   Other investing activities                                        4             (1)
                                                          ------------   ------------
      Total                                                       (119)          (120)
                                                          ------------   ------------
Cash used in financing activities:
   Repayment of debt                                               (83)            --
   Common stock issued                                               3             --
   Dividends paid                                                  (15)           (13)
   Change in bank checks outstanding                               (16)           (51)
   Other financing activities                                       (7)            --
                                                          ------------   ------------
      Total                                                       (118)           (64)
                                                          ------------   ------------
Effect of exchange rate changes on cash                              1             (2)
                                                          ------------   ------------
Net increase (decrease) in cash and cash equivalents                (8)           110
Cash and cash equivalents at beginning of the year               1,479          1,037
                                                          ------------   ------------
Cash and cash equivalents at end of the period            $      1,471   $      1,147
                                                          ============   ============

                                                  March 31     Dec. 31
Balance Sheet Data           (In millions)          2006         2005
----------------------------------------------   ----------   ----------
Cash and cash equivalents                        $    1,471   $    1,479
Inventories                                           1,483        1,466
Other current assets                                  2,092        1,897
Property, plant and equipment - net                   4,159        4,015
Intangible pension asset                                251          251
Other assets                                            714          714
                                                 ----------   ----------
Total assets                                     $   10,170   $    9,822
                                                 ==========   ==========
Short-term debt and current maturities of
 long-term debt                                  $      175   $      249
Other current liabilities                             2,562        2,500
Long-term debt, less unamortized discount             1,359        1,363
Employee benefits                                     1,989        2,008
Other long-term liabilities                             349          346
Minority interests                                       31           32
Stockholders' equity                                  3,705        3,324
                                                 ----------   ----------
Total liabilities and stockholders' equity       $   10,170   $    9,822
                                                 ==========   ==========

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                                 Quarter Ended
                                                   ------------------------------------------
                                                     March 31        Dec. 31       March 31
(Dollars in millions)                                  2006           2005           2005
------------------------------------------------   ------------   ------------   ------------
INCOME FROM OPERATIONS
Flat-rolled Products                               $        127   $         36   $        335
U. S. Steel Europe                                          125            112            220
Tubular Products                                            177            149            122
Other Businesses                                             --             16            (17)
                                                   ------------   ------------   ------------
Segment Income from Operations                              429            313            660
   Retiree benefit expenses(a)                              (55)           (59)           (83)
   Other items not allocated to segments:
      Asset impairment charge(b)                             (5)            --             --
      Stock appreciation rights                              --             (1)             1
      Workforce reduction charges                            --            (11)            --
      Environmental remediation charge                       --            (20)            --
      Property tax settlement gain(c)                        --             --             70
                                                   ------------   ------------   ------------
      Total Income from Operations                 $        369   $        222   $        648

CAPITAL EXPENDITURES
   Flat-rolled Products                            $         69   $        157   $         59
   U. S. Steel Europe                                        44             74             49
   Tubular Products                                          --              1              3
   Other Businesses                                          14             36             11
                                                   ------------   ------------   ------------
      Total                                        $        127   $        268   $        122

-----------
(a) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers of America.

(b) Relates to the potential sale of a small wholly owned subsidiary in Germany.

(c) Reflects the portion of the Gary property tax settlement gain that is included in cost of sales, and excludes $25 million that is included in net interest and other financial costs.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                                 Quarter Ended
                                                   --------------------------------------------
                                                     March 31        Dec. 31         March 31
(Dollars in millions)                                  2006            2005            2005
------------------------------------------------   ------------    ------------    ------------
OPERATING STATISTICS
    Average realized price: ($/net ton)(a)
       Flat-rolled Products                        $        616    $        597    $        650
       U. S. Steel Europe                                   544             550             684
       Tubular Products                                   1,506           1,456           1,165
    Steel Shipments:(a)(b)
       Flat-rolled Products                               3,529           3,346           3,535
       U. S. Steel Europe                                 1,508           1,359           1,290
       Tubular Products                                     319             292             303
    Raw Steel Production:(b)
       Domestic Facilities                                4,141           3,929           4,303
       U. S. Steel Europe                                 1,753           1,649           1,548
    Raw Steel Capability Utilization:(c)
       Domestic Facilities                                 86.6%           80.3%           90.0%
       U. S. Steel Europe                                  95.7%           88.2%           84.6%
    Domestic iron ore production(b)                       5,473           5,352           5,382
    Domestic coke production(b)(d)                        1,490           1,485           1,420

----------
(a)  Excludes intersegment transfers.
(b)  Thousands of net tons.
(c) Based on annual raw steel production capability of 19.4 million net tons for domestic facilities and 7.4 million net tons for U. S. Steel Europe.
(d)  Includes the Clairton 1314B Partnership.

SOURCE  United States Steel Corporation
    -0-                             04/25/2006
    /CONTACT: Media, John Armstrong, +1-412-433-6792, or Investors-Analysts, Nick Harper, +1-412-433-1184, both of United States Steel Corporation/
    /First Call Analyst: Nick Harper/
    /FCMN Contact: /
    /Company News On-Call:  http://www.prnewswire.com/comp/929150.html /
    /Web site:  http://www.ussteel.com/
    (X)

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